Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of South Mountain Merger Corp. (the “Company”) on Amendment No. 1 to the Form S-1 (File No. 333-231881) of our report dated May 3, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of South Mountain Merger Corp. as of April 19, 2019 and for the period from February 28, 2019 (inception) through April 19, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
June 17, 2019